Exhibit 19.1

Certain portions of this exhibit (indicated by “####”) have been omitted pursuant to Regulation S-K, Item 601(a)(6).

Red Violet

Insider Trading Policy

(Revised August 24, 2022)

The Need for a Policy

The Securities Exchange Commission (“SEC”) and the Justice Department have been vigorously pursuing violations of insider trading laws. Traditionally, their efforts have concentrated on individuals directly involved in trading abuses. However, to further deter insider trading violations, Congress expanded the authority of the SEC and the Justice Department, adopting the Insider Trading and Securities Fraud Enforcement Act (the “Act”). In addition to increasing the penalties for insider trading, the Act puts the onus on companies and possibly other “controlling persons” for violations by Company personnel.

If companies like ours do not take active steps to adopt preventive policies and procedures covering securities trades by Company personnel, the consequences could be severe.

In addition to responding to the Act, we have adopted this Policy to avoid even the appearance of improper conduct on the part of anyone employed by or associated with our Company (not just so-called insiders).

The Consequences

The consequences of insider trading violations can be staggering. Individuals who trade on inside information (or tip information to others) may be liable for:

•
A civil penalty of up to three times the profit gained or loss avoided;
•
A criminal fine (no matter how small the profit) of up to $1 million; and
•
A jail term of up to ten years.

For a company (as well as possibly any supervisory person) that fails to take appropriate steps to prevent illegal trading:

•
A civil penalty of the greater of $1 million or three times the profit gained or loss avoided as a result of the employee’s violation; and
•
A criminal penalty of up to $2.5 million.

Moreover, if an employee violates the Company’s insider trading policy, Company imposed sanctions, including dismissal for cause, could result from failing to comply with the Company’s policy or procedures. Needless to say, any of the above consequences, and even an SEC investigation that does not result in prosecution, can tarnish one’s reputation and irreparably damage a career.

Our Policy

If a director, officer or any employee has material non-public information relating to our Company, it is our policy that neither that person nor any related person may buy or sell securities of the Company or engage in any other action to take advantage of, or pass on to others, that information. This policy also applies to information relating to any other company, including our customers or suppliers, obtained in the course of employment.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception. Even the appearance of an improper transaction must be avoided to preserve our reputation for adhering to the highest standards of conduct.

Material Information. Material information is any information that a reasonable investor would consider important in a decision to buy, hold or sell stock. In short, any information which could reasonably affect the price of the stock is material information.

Red Violet, Inc. Insider Trading Policy by Company Personnel

Examples. Common examples of information that will frequently be regarded as material are: earnings information, including projections of future earnings or losses; sale of assets or the disposition of a subsidiary; changes in dividend policies or the declaration of a stock split or the offering of additional securities; changes in management; significant new services, impending bankruptcy or financial liquidity problems; and the gain or loss of a substantial customer or supplier. Either positive or negative information may be material.

Twenty-Twenty Hindsight. Remember, if your securities transactions become the subject of scrutiny, they will be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction you should carefully consider how regulators and others might view your transaction in hindsight.

Transactions by Family Members. The very same restrictions apply to your family members and others living in your household. Employees are expected to be responsible for the compliance of their immediate family and personal household.

Tipping Information to Others. Whether the information is proprietary information about our Company or information that could have an impact on our stock price, employees must not pass the information on to others. In fact, the SEC has imposed monetary penalties on tippers even though they did not profit from trading.

When Information is Public. As you can appreciate, it is also improper for an officer, director or employee to enter a trade immediately after the Company has made a public announcement of material information, including quarterly earnings releases. Because the Company’s shareholders and the investing public should be afforded the time to receive the information, as a general rule you should not engage in any transactions until at least one business day after the information has been released.

Pre-Clearance of All Trades by Directors, Officers and Employees

All transactions in Company stock (acquisitions, dispositions, transfers, etc.) by directors, officers or any employee must be pre-cleared by the Company’s Chief Financial Officer or his designee. If you contemplate a transaction, you should contact the Company’s Chief Financial Officer in advance at ####. In the absence of the Company’s Chief Financial Officer, the Company’s CEO shall have the authority to approve securities transactions.

Additional Prohibited Transactions

Because we believe it is improper and inappropriate for any Company personnel to engage in short-term or speculative transactions involving Company stock, it is the Company’s policy that directors, officers and employees with access to confidential business or financial information should not engage in any of the following activities with respect to securities of the Company:

1.
Trading in Company securities on a short-term basis.

•
Any Company stock purchased in the open market must be held for a minimum of six months and ideally longer. (Note that the SEC’s short-swing rule already prevents officers and directors from selling any Company stock within six months of a purchase. We are simply expanding this rule to all employees with access to confidential business or financial information. However, the rule does not apply to stock option exercises, except to the extent required for officers and directors.)

2.
Purchases of Company stock on margin.

3.
Holding Company stock in a margin account.

4.
Hedging or short sales.

5.
Buying or selling puts or calls.

In addition, no director, officer or employee may trade in the Company’s securities during any period which the Company has designated as a limited or restricted trading period, whether or not such person possesses any material information about the Company.

Company Assistance

Any person who has any questions about specific transactions may obtain additional guidance from the Company’s Chief Financial Officer at #### (email: ####). Remember, however, the ultimate responsibility for adhering to the Insider Trading Policy and avoiding improper transactions rests with you. In this regard, it is imperative that you use your best judgment.

Red Violet, Inc. Insider Trading Policy by Company Personnel

Certifications

Employees will be required to certify their understanding of and intent to comply with this Insider Trading Policy. Officers and directors and other key employees may be required to certify their compliance on an annual basis.

Red Violet, Inc. Insider Trading Policy by Company Personnel

EMPLOYEE AND DIRECTOR ACKNOWLEDGEMENT OF INSIDER TRADING POLICY

Re: Certification of the Company’s Insider Trading Policy by Company Personnel

Dear Employee, Officer or Director:

Enclosed is a copy of the Company’s Insider Trading Policy covering securities trades by Company personnel. As you will see from the Statement, the consequences of an insider trading violation can be devastating to both the individual involved and the Company.

Please take a few minutes right now to read the enclosed Insider Trading Policy, and then sign and return the attached copy of this letter.

Sincerely,

Red Violet, Inc.

By:___________________________

Name:_________________________

Title:__________________________

CERTIFICATION

The undersigned hereby certifies that he/she has read and understands, and agrees to comply with, the Company’s Insider Trading Policy by Company Personnel, a copy of which was distributed with this letter.

Date:_____________________ Signature:__________________________

Name:_____________________________

Please Print

Department:_________________________

Red Violet, Inc. Insider Trading Policy by Company Personnel